EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of
October 1, 1997, by and between Walden Residential Properties,
Inc., a Maryland corporation (the "Company"), and Maxwell B. Drever (the "Executive").

                       W I T N E S S E T H:

     WHEREAS, Executive is a prominent authority on apartment buildings, particularly in their renovation, whose expertise the Company would like to acquire;

     WHEREAS, Executive has served as the Chairman of the Board of Directors of Drever Partners, Inc. ("Drever") since 1985 and, through such service, has acquired special and unique knowledge, ability and expertise and is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company following the consummation of the Contribution (as hereinafter defined);

     WHEREAS, pursuant to that certain Contribution Agreement dated as of May 21, 1997 (the "Contribution Agreement"), a subsidiary of the Company will acquire all of the outstanding shares of capital stock of Drever (the "Contribution");

     WHEREAS, the Company desires (a) to assure itself of both present and future continuity of management, (b) to provide certain minimum termination benefits for Executive, and (c) to provide additional inducements for Executive to continue to remain in the employ of the Company following the date hereof; and

     WHEREAS, Executive is willing to render part-time services to the Company on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the agreements set forth herein, the Company and Executive agree as follows:

     1. Employment. The Company agrees to and does hereby employ Executive to perform the duties of an executive advisor to the Company, and Executive accepts such employment, upon the terms and conditions set forth herein.

     2. Term. The term of this Agreement shall be the period commencing as of the date set forth above and continuing thereafter for a period of five years (as extended as hereinafter provided, the "Term"); provided, however, that at the end of such five year period and each anniversary date thereafter, the Term will automatically be extended for an additional year unless, not later than 60 days prior to the end of such five year period or any such anniversary date, as the case may be, the Company or Executive shall have given notice that the Company or Executive, as the case may be, does not wish to have the Term extended.

     3.   Duties and Services.

          (a) Executive agrees to serve the Company as an executive advisor and to devote the amount of time, attention and energies required in order to provide such consultation services to the Company with respect to renovation projects as may be reasonably requested by the Company. Subject to the provisions in Section 16 hereof, it is understood that Executive will or may have other occupations or employments during the term, and in using the services of Executive hereunder, the Company will exercise due regard for other commitments of Executive, provided that Executive may not own more than 9% of the stock of any other publicly-held apartment real estate investment trust.

          (b) As of the date hereof, the Board of Directors of the Company (the "Board") shall elect Executive to serve as a director of the Company and to serve as Chairman Emeritus of the Board and as a member of the Board's Executive Committee until the Company's 1998 annual meeting of stockholders. The Company agrees to use its best efforts to nominate Executive and cause him to be elected by the stockholders of the Company at the Company's 1998 annual meeting for a period commencing on the date of such meeting and continuing until the annual meeting of stockholders of the Company to be determined by the Board's Nominating and Corporate Governance Committee prior to such 1998 annual meeting, with any subsequent re-election being subject to the procedures for election of directors set forth in the Company's Articles of Incorporation and Bylaws and the Maryland General Corporation Law. Neither service nor termination of service on the Board shall affect the compensation payable to Executive pursuant to the terms of this Agreement.

     4.   Compensation.

          (a) As consideration for the services to be rendered hereunder by Executive, the Company agrees to pay Executive, and Executive agrees to accept, payable in accordance with the Company's standard payroll practices for executives, but payable in not less than bi-weekly installments, compensation of One Hundred Thousand Dollars ($100,000.00) per annum or such greater amount as may be determined from time to time by the Board pursuant to performance reviews to be conducted on an annual basis or such shorter time period as the Board shall deem appropriate (the "Salary").

          (b) An office allowance of Seventy-Five Thousand Dollars ($75,000) per year (the "Allowance") shall be provided to Executive, to be allotted (as determined by the Executive) to salary for a private secretary to be employed by the Company and assigned to Executive, and to other office expenses. At the end of the year, any amount remaining of the Allowance shall be paid in cash to Drever, McIntosh and Company of San Francisco, California.

          (c) Executive and his private secretary shall participate fully in the Company's health plan, and in such other Company perquisite and supplemental benefit programs established for the benefit of, respectively, senior executives and clerical employees of the Company.

          (d) Executive shall be eligible to receive an annual incentive bonus as provided for in any incentive plan of the Company, based on the level of accomplishment of specific performance targets established by the Board or any committee thereof, or such other bonus plans as may be adopted by the Board from time to time in the future.

          (e) Executive shall not receive any additional compensation for his services as a member of the Board.

     5.   Restricted Stock; Options.

          (a) Subject to approval of certain amendments to the Company's Amended and Restated 1994 Stock Option Plan (the "Plan") by the stockholders of the Company, the Company will issue to Executive 10 year stock options (the "Options"), covering an aggregate of 350,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), issued under the Plan pursuant to an option agreement to be dated as of the date hereof between the Company and Executive, the form of which is attached hereto as Exhibit A (the "Option Agreement). The exercise price for the Options will be equal to the closing price per share of Common Stock as reported on the New York Stock Exchange (the "NYSE") on the NYSE trading day immediately preceding the date hereof. The Options will vest in four equal installments on the first four anniversary dates of the date hereof. The exercise price shall be payable pursuant to the terms of the Option Agreement.

          (b) The Company will issue to Executive shares of restricted stock pursuant to the Company's Long-Term Incentive Plan with an aggregate market value of $500,000 (the number of whole shares to be issued will be determined by dividing $500,000 by the closing price per share of Common Stock as reported on the NYSE on the NYSE trading day immediately preceding the date of issue) on each of (i) January 1, 1999 if this Agreement is still in effect on such date and the closing price per share of Common Stock as reported on the NYSE for the NYSE trading day immediately preceding January 1, 1999 is at least $30.00 and (ii) January 1, 2000 if this Agreement is still in effect and the closing price per share of Common Stock reported on the NYSE for the NYSE trading day immediately preceding January 1, 2000 is at least $35.00. The restrictions on transfer of the shares of restricted stock issued pursuant to this Section 5(b) will lapse as to one-third of such shares on the business day immediately preceding the first, second and third anniversaries of the date such shares are issued, provided that restrictions related to the final one-third installment of the shares of Common Stock issued on or after January 1, 2000, if any, shall lapse on the earlier of the expiration of the Term or January 1, 2003.

     6.   Termination for Cause.

          (a) In the event that Executive shall be discharged for "Cause" as provided in Section 6(b) hereof, all compensation payable to Executive pursuant to Section 4 in respect of periods after such discharge shall terminate immediately upon such discharge, and the Company shall have no obligations with respect thereto, nor shall the Company be obligated to pay Executive severance compensation under Section 8 hereof.

          (b) For the purposes of this Agreement, "Cause" shall mean that, prior to any termination pursuant to Section 6(a) hereof, Executive shall have committed:

                       (i)    an intentional act or acts of fraud,
          embezzlement or theft constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment for Executive at the expense of the Company; or

                      (ii) the continued, repeated, intentional and willful refusal to perform the duties associated with Executive's position with the Company, which is not cured within 15 days following written notice to Executive.

For purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to Executive and an opportunity for Executive, together with his counsel (if Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of Executive or his beneficiaries to contest the validity or propriety of any such determination.

     7.   Termination Compensation.

          (a)  If, during the Term, this Agreement is terminated
     (i) for any reason other than (A) pursuant to Section 6(a) hereof, (B) by reason of death or (C) by reason of "Disability," or (ii) by Executive due to "Constructive Discharge," then Executive shall receive termination pay in an amount equal to the highest annualized rate of Executive's Salary prior to the date of termination, payable in cash within five business days of the date of termination.

          (b)  For the purposes of this Agreement, "Constructive
     Discharge" shall mean:

                       (i)    any reduction in Salary;

                      (ii) a material reduction in Executive's job function, authority, duties or responsibilities, or a similar change in Executive's reporting relationships;

                     (iii) a required relocation of Executive of more than 35 miles from Executive's current job location;

                      (iv) any breach of any of the terms of this Agreement by the Company which is not cured within 15 days following written notice thereof by Executive to the Company; or

                       (v) in the event of a "Change in Control" (as hereinafter defined) Executive has reasonably determined that, as a result of a change in circumstances following the Change in Control of the Company that significantly affect his relationship with the Company, he is unable to exercise the authority, duties and responsibilities contemplated by Section 3 hereof;

provided, however, that the term "Constructive Discharge" shall not include a specific event described in the preceding clause (i),
(ii), (iii), (iv) or (v) unless Executive actually terminates his employment with the Company within 60 days after the occurrence of such event.

          (c)  The amount of compensation payable pursuant to this
     Section 8 is not subject to any deduction (except for withholding taxes), reduction, offset or counterclaim, and the Company may not give advance notice of termination in lieu of the payment provided for in this Section 7.

     8. Termination in the Event of Death. This Agreement shall terminate automatically upon the death of Executive. In such event, the Company shall pay to Executive's legal representative only the base salary due to Executive up to the date of termination as well as incentive bonuses, which have accrued through the date of termination, and benefits payable pursuant to this Agreement.

     9. Termination in the Event of Disability. If during the Term, Executive becomes physically or mentally disabled so as to become unable, for a period of more than six (6) consecutive months, to perform his duties hereunder on substantially a full time basis ("Disability"), the Company may at its option terminate this Agreement upon not less than thirty (30) days' written notice. In the event of such termination, Executive shall be entitled to continue to receive his base salary and benefits, excluding any incentive bonuses, for a period equal to the lesser of (a) twenty-four (24) months from the date of termination and (b) the remainder of the Term, and then shall receive such benefits as are available to senior executives of the Company under any applicable disability plan.

     10.  Change in Control of the Company.

          (a) If a Change in Control (as hereinafter defined) of the Company occurs prior to the scheduled expiration of the Term and within three years after the Change in Control of the Company (i) Executive is terminated by the Company for reasons other than (A) death, (B) Disability, or (C) Cause or (ii) Executive terminates his employment as a result of Construction Discharge, the Company, within 30 days of Executive's termination of employment, will pay to Executive, in lieu of any severance obligation under Section 8 hereof, an amount equal to 2.99 times Executive's compensation, which, for purposes of this Section 10, shall mean an amount equal to the highest annualized rate of Executive's Salary prior to the date of termination, plus Executive's cash bonus for the year immediately prior to such termination.

          (b) For purposes of this Agreement, a "Change in Control" shall have occurred if at any time during the Term any of the following events occurs:

               (i)  The Company is merged, consolidated or
          reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such transaction;

               (ii) The Company sells all or
          substantially all of its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then-outstanding voting securities of which are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

               (iii)     There is a report filed on
          Schedule 13D or Schedule 14D-1 (or any
          successor schedule, form or report), each as promulgated pursuant to the Securities
          Exchange Act of 1934, as amended (the
          "Exchange Act"), disclosing that any person
          (as the term "person" is used in
          Section 13(d)(3) or Section 14(d)(2) of the
          Exchange Act) has become the beneficial owner
          (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 25% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors of the Company ("Voting Stock"), other than as a result of the transactions contemplated by the Contribution Agreement and the Exchange
          Agreement, dated as of May 21, 1997 by and among the Company, Drever and the other parties named therein;

               (iv) The Company files a report or proxy statement with the Securities and Exchange
          Commission pursuant to the Exchange Act
          disclosing in response to Form 8-K or
          Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

               (v)  If during any period of two
          consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

Notwithstanding the foregoing provisions of Section 10(b)(iii) or 10(b)(iv) hereof, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because the Company, an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities of such entity, any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of voting securities of the Company, whether in excess of 25% or otherwise, or because the Company, reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

     11.  Certain Additional Payments by the Company.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (a "Payment"), would be subject to the excise tax imposed by
     Section 4999 (or any successor provision thereto) of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b)  All determinations required to be made under this
     Section 11, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by Executive in his sole discretion. Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the termination date, if applicable, or such earlier time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that Executive is required to make a payment of any Excise Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

          (c) The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 11(b) hereof.

          (d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 11(b) hereof shall be borne by the Company. If such fees and expenses are initially paid by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

     12. Life Insurance. At all times during the Term prior to the exercise of the Consultant Election, the Company shall, at its sole expense, obtain and maintain in full force and effect life insurance on Executive's life in an amount equal to twice Executive's Salary, payable to a beneficiary of Executive's choice.

     13.  Other Benefits.

          (a) Except as expressly provided herein, this Agreement shall not:

                       (i) be deemed to limit or affect the right of Executive to receive other forms of additional compensation or to participate in any insurance, retirement, disability, profit-sharing, stock purchase, stock option, stock appreciation rights, cash or stock bonus or other plan or arrangement or in any other benefits now or hereafter provided by the Company or any of the Company's affiliated companies for its employees;
          or

                      (ii) be deemed to be a waiver by Executive of any vested rights which Executive may have or may hereafter acquire under any employee benefit plan or arrangement of the Company or any of the Company's affiliated companies.

          (b) It is contemplated that, in connection with his services hereunder, Executive may be required to incur reasonable business, entertainment, telephone and travel expenses. The Company agrees to reimburse Executive in full for all reasonable and necessary business, entertainment, telephone and other related expenses, including travel expenses, incurred or expended by him incident to the performance of his duties hereunder, upon submission by Executive to the Company of such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably requested by the Company.

          (c) It is understood and agreed by the Company that during the term of Executive's employment hereunder, he shall be entitled to annual paid vacations (taken consecutively or in segments), the length of which shall be consistent with the effective discharge of Executive's duties and the general customs and practices of the Company applicable to its executive officers.

     14. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible
(a) for Executive to find reasonably comparable employment following the date of termination, and (b) to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the termination compensation by the Company to Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

     15.  Confidentiality.

          (a) Recognizing that the knowledge and information about the business methods, systems, plans and policies of the Company and of its affiliated companies which Executive has heretofore and shall hereafter receive, obtain or establish as an employee of the Company or its affiliated companies are valuable and unique assets of the Company and its affiliated companies, Executive agrees that he shall not (otherwise than pursuant to his duties hereunder) disclose, without the written consent of the Company, any confidential knowledge or information pertaining to the Company or its affiliated companies, or their business, personnel or plans, to any person, firm, corporation or other entity, which would result in any material harm or damage to the Company, its business or prospects, for any reason or purpose whatsoever, unless required by law or legal process. In the event Executive is required by law or legal process to provide documents or disclose information, he shall take all reasonable steps to maintain confidentiality of documents and information, including notifying the Company and giving it an opportunity to seek a protective order, at its sole cost and expense.

          (b) The provisions of this Section 15 shall survive the expiration or termination of this Agreement, without regard to the reason therefor, for a period of two years from the earlier of (i) expiration of the Term or (ii) the date of termination.

     16.  Non-Competition.

          (a) Except as otherwise provided in Section 3(a) hereof, during the Term and any period during which Executive receives any severance payments hereunder (the "Noncompetition Period"), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, participate in, invest in, permit his name to be used by, act as consultant or advisor to, render services for (alone or in association with any individual, entity or other business organization) or otherwise assist in any manner any individual or entity that engages in or owns, invests in, manages or controls any venture or enterprise engaged in (each, a "Competitive Activity") the ownership, management, acquisition or development of multifamily residential properties, provided that the term "Competitive Activity" shall not include any transaction pursuant to which Executive pays equity consideration of $5,000,000 or less or any transaction involving assets owned by Executive as of the date hereof or otherwise acquired by Executive during the Terms not in violation of the terms of this Agreement and provided further that Executive and the Company will each act reasonably and with due regard for the other's interests.

          Executive will not in any manner induce, attempt to induce or assist others to induce or attempt to induce any investor, client or tenant of the Company to terminate its, his or her association with the Company or do anything to interfere with the relationship between the Company and any of its customers, clients, tenants or persons or concerns dealing with the Company during the Noncompetition Period. Executive shall not, without the prior consent of a majority of the Company's independent directors, solicit, hire away or employ any person who is an employee of the Company during the Noncompetition Period.

          (b)  In the event that any restriction contained in this
     Section 16 shall be held too broad to allow enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

          (c) Executive acknowledges and agrees that the Company's remedy at law for any breach of his obligations under this
     Section 16 may be inadequate, and agrees and consents that temporary and/or permanent injunctive relief may be entered enjoining him from breaching this Agreement and further agrees that any proceeding which may be brought to enforce any provision of this Section 16 without being requested to prove actual damages as a result of the premature breach of this Agreement.

     17. Legal Fees and Expenses. It is the intent of the Company that Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable or in any way reduce the possibility of collecting the amounts due hereunder, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive any payments or benefits provided hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Executive in connection with any of the foregoing, except only in the event of litigation where the Company fully and finally prevails on all causes of action.

     18. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     19.  Successors and Binding Agreement.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 19(a) and 19(b) hereof and with respect to the Company's obligation to pay legal fees and expenses under
     Section 19 hereof. Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this
     Section 19(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated, except with respect to legal fees and expenses, as and to the extent provided in Section 17 hereof.

     20. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at the address set forth on the signature pages of this Agreement and to Executive at the address set forth on the signature pages of this Agreement, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     21. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

     22. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

     23. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Except as otherwise identified, references to Sections are references to Sections of this Agreement.

     24. Survival of Certain Provisions. Notwithstanding anything herein to the contrary, the obligations of the Company under Sections 7, 9, 10, 11, 13 and 17 hereof, to the extent applicable, shall remain operative and in full force and effect regardless of the expiration, for any reason, of the Term.

     25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     26. Warranty. Executive warrants and represents that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

     27. Board Approval. By executing this Agreement, the Company acknowledges that this Agreement has been reviewed and approved by the Compensation Committee of the Board.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                              WALDEN RESIDENTIAL PROPERTIES, INC.


                              By:     /s/ Marshall B. Edwards
                                   Marshall B. Edwards
                                   Chief Executive Officer,
                              President
                                   and Chief Acquisitions Officer


                              Address:
                              One Lincoln Centre
                              5400 LBJ Freeway, Suite 400
                              Dallas, Texas  75240



                                   /s/ Maxwell B. Drever
                              Maxwell B. Drever, Individually

                              Address:
                              Four Embarcadero Center
                              Suite 1812
                              San Francisco, California  94111



DB971780008
111797 v7
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